As filed with the Securities and Exchange Commission on July 20, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAYPAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-2989869
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2211 North First Street

San Jose, California 95131

Telephone: (408) 967-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

A. Louise Pentland

Senior Vice President, General Counsel

and Secretary

PayPal Holdings, Inc.

2211 North First Street

San Jose, California 95131

Telephone: (408) 967-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Sharon R. Flanagan, Esq.

Sidley Austin LLP

555 California St. #2000

San Francisco, CA 94104

Telephone: (415) 772-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	4,899,769(1)	$36.50(2)	$178,841,568.50(2)	$20,781.39

(1)	Represents the maximum number of shares of common stock, par value $0.0001 per share (“Common Stock”), of PayPal Holdings, Inc. (the “Registrant”) being registered herein that are issuable pursuant to the PayPal Holdings, Inc. 2015 Equity Incentive Award Plan (the “Equity Plan”). The registration herein relates to awards of Registrant stock options, restricted stock units, performance-based restricted stock units, restricted stock and deferred stock units to (i) former employees of eBay Inc. and its subsidiaries who did not become employees of the Registrant and (ii) nonemployee directors of eBay who served in such positions immediately prior to the effective time of the separation and did not become directors of the Registrant, which awards were made pursuant to adjustments to awards made in connection with the separation of the Registrant from eBay Inc.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the average of the high and low sale prices for the shares of the Common Stock as reported on a when-issued basis on The NASDAQ Stock Market on July 13, 2015.

PROSPECTUS

PAYPAL HOLDINGS, INC.

PayPal Holdings, Inc. 2015 Equity Incentive Award Plan

The 4,899,769 shares of common stock, par value $0.0001 per share (“Common Stock”), of PayPal Holdings, Inc. (the “Registrant”) covered by this prospectus may be acquired by participants in the PayPal Holdings, Inc. 2015 Equity Incentive Award Plan (the “Equity Plan”), upon the exercise of certain options to purchase shares of the Registrant’s Common Stock or the settlement of certain restricted stock units, performance-based restricted stock units, restricted stock and deferred stock units (collectively, the “awards”), issued pursuant to the Equity Plan. All awards are subject to the terms of the Equity Plan and the applicable award agreement. Any proceeds received by the Registrant from the exercise of stock options covered by the Equity Plan will be used for general corporate purposes.

The Registrant’s Common Stock is listed on The NASDAQ Stock Market under the symbol “PYPL.”

Investing in the Registrant’s securities involves risks that are referenced in the “Risk Factors” section on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 20, 2015

PROSPECTUS AND BUSINESS SUMMARY

About this Prospectus

This prospectus is part of a registration statement on Form S-3 that the Registrant has filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) relating to the Common Stock being offered pursuant to this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information that the Registrant has included in the registration statement and the accompanying exhibits and schedules that the Registrant filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about the Registrant and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site, as further discussed in “Where You Can Find More Information.”

About PayPal Holdings, Inc.

The Registrant, a Delaware corporation, was incorporated on January 30, 2015 as a wholly-owned subsidiary of eBay Inc., a Delaware corporation, which is referred to in this prospectus as “eBay.” Effective as of 11:59 p.m., Eastern Time, on July 17, 2015, which is referred to in this prospectus as the “Effective Time,” the Registrant was separated from eBay and became an independent, publicly traded company. The separation was effected through a pro rata distribution of 100% of the outstanding shares of Common Stock of the Registrant, which was formed to hold the assets and liabilities associated with eBay’s Payments business. At the Effective Time, each eBay stockholder as of the close of business on July 8, 2015, the record date for the distribution, received one share of the Registrant’s Common Stock for every one share of eBay common stock held at the close of business on the record date for the distribution. The separation of eBay’s Payments business from the remainder of eBay’s businesses and the distribution of the Registrant’s Common Stock to the eBay stockholders is referred to in this prospectus as the “separation.” Following the separation, each of eBay and the Registrant will operate separately as an independent public company.

The Registrant is a leading technology platform company that enables digital and mobile payments on behalf of consumers and merchants worldwide. Its principal executive offices are located at 2211 North First Street, San Jose, California 95131, and its telephone number at that location is (408) 967-1000.

RISK FACTORS

You should carefully consider any specific risks as set forth under the caption “Risk Factors” in the information statement filed with the SEC as an exhibit to the Registrant’s registration statement on Form 10, as amended, which was originally filed on February 25, 2015 and subsequently amended, and under the caption “Risk Factors” in any of the Registrant’s subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q incorporated by reference in this prospectus, before making an investment decision. For more information, see “Where You Can Find More Information.”

USE OF PROCEEDS

Any proceeds that the Registrant receives from the exercise of stock options issued under the Equity Plan will be used for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. The Registrant cannot estimate the amount of any such proceeds at this time.

PLAN OF DISTRIBUTION

In connection with the separation, awards that were previously made to certain individuals (and were outstanding as of the date of the distribution) under eBay’s equity compensation program were converted into adjusted awards based on shares of eBay common stock and “new” awards based on the Registrant’s Common Stock, as described below under “Description of Award Adjustments.” The awards that are based on the Registrant’s Common Stock were granted by the Registrant under the Equity Plan, in accordance with the terms of the employee

1

matters agreement that the Registrant entered into with eBay in connection with the separation, and were made in partial substitution of the awards that were previously granted under eBay’s equity compensation program. The registration statement of which this prospectus forms a part only covers awards that were granted under the Equity Plan to certain executives of eBay who will not be employed with either eBay or the Registrant after the separation (“transitioning executives”) and nonemployee directors of eBay who will not become directors or employees of the Registrant following the separation (“pre-separation eBay directors”), and any such individuals’ donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such awards. The registration statement of which this prospectus forms a part does not cover any awards that were granted to any individual who, upon completion of the separation, was employed by or was serving as a director of the Registrant, or any other awards that may be granted under the Equity Plan in the future.

DESCRIPTION OF AWARD ADJUSTMENTS

The employee matters agreement between eBay and the Registrant establishes, among other things, the mechanics for the conversion and adjustment as of the Effective Time of equity awards granted under eBay’s equity compensation plans into adjusted eBay awards and awards of the Registrant, as applicable.

In accordance with the employee matters agreement, as of the Effective Time, transitioning executives and pre-separation eBay directors received both adjusted eBay equity awards (relating to shares of eBay common stock) and Registrant awards (relating to shares of Registrant Common Stock), based on the distribution ratio applied to shares of eBay common stock held by all eBay stockholders in the separation.

The award adjustments were made in order to preserve the aggregate intrinsic value of the original eBay equity award as measured immediately before and immediately after the separation, subject to rounding. The adjusted eBay equity awards and the Registrant equity awards are subject to substantially the same terms and conditions (including with respect to vesting and expiration of exercise period, as applicable) that applied to the original eBay equity awards immediately before the separation. However, pursuant to the eBay transition success and retention program, transitioning executives became vested in certain unvested awards.

The mechanics for conversion and adjustment of the equity awards summarized above are more fully described under the heading “Certain Relationships and Related Party Transactions —Employee Matters Agreement—Equity Compensation Awards” in the information statement contained in Exhibit 99.1 to Amendment No. 5 to the Registration Statement on Form 10, which the Registrant filed with the Commission on June 26, 2015, and in the employee matters agreement, the form of which was filed with the Commission on June 2, 2015 as Exhibit 10.4 to Amendment No. 3 to the Registration Statement on Form 10 and incorporated herein by reference thereto.

LEGAL MATTERS

The validity of the Common Stock offered by this prospectus will be passed upon for the Registrant by Sidley Austin LLP, outside counsel to the Registrant.

EXPERTS

The combined financial statements incorporated in this prospectus by reference to the Annual Report on Form 10, Amendment 5 for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows issuers to “incorporate by reference” the information filed with it, which means that the Registrant can disclose important information to you by referring you to those documents. The information that the Registrant incorporates by reference is an important part of this prospectus, and later information that the Registrant files with the SEC will automatically update and supersede this information. The Registrant incorporates by reference the documents listed below and any future filings the Registrant makes with the SEC under Section 13(a),

2

13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items, until the termination of this offering. The documents incorporated herein by reference are:

•	The Registrant’s registration statement on Form 10 filed with the Commission on February 25, 2015, as amended by Amendment No. 1 filed on April 9, 2015, Amendment No. 2 filed on May 14, 2015, Amendment No. 3 filed on June 2, 2015, Amendment No. 4 filed on June 18, 2015 and Amendment No. 5 filed on June 26, 2015, including, without limitation, the description of the Registrant’s capital stock contained therein.

The Registrant will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any document incorporated by reference into this prospectus, other than exhibits to any such document not specifically described above, by oral request or by written request at the following address:

PayPal Holdings, Inc.

Investor Relations

2211 North First Street

San Jose, California 95131

Telephone: (408) 967-1000

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement hereto. The Registrant has not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus and in any supplement hereto. The Registrant has not authorized anyone to provide you with different information. The Registrant is not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and in any supplement hereto is accurate only as of the date on its cover page and that any information incorporated herein by reference is accurate only as of the date of the document incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

The Registrant files annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information the Registrant has filed electronically with the SEC, which you can access over the Internet at www.sec.gov. You can also obtain information about the Registrant at the offices of The NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.

3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$20,781.39
Accounting Fees and Expenses	5,000.00
Legal Fees and Expenses	25,000.00
Miscellaneous	10,000.00

Total	$60,781.39

Item 15.	Indemnification of Officers and Directors.

As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL; provided, however, that the Registrant is required to provide indemnification with respect to a proceeding (or part thereof) initiated by one of such persons only if the proceeding (or part thereof) is authorized by the Registrant’s board of directors, (ii) the Registrant may, in its discretion, indemnify other persons as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, the Registrant is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Registrant may not retroactively amend the Bylaws provisions relating to indemnity.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual, pending, completed or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 16.	Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 20, 2015.

PAYPAL HOLDINGS, INC.

By:	/s/ Daniel H. Schulman
Daniel H. Schulman
President, Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Daniel H. Schulman, Patrick L. A. Dupuis, A. Louise Pentland, Russell S. Elmer and Aaron Anderson, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 20, 2015.

Signature	Title

/s/ Daniel H. Schulman
Daniel H. Schulman	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Patrick L. A. Dupuis
Patrick L. A. Dupuis	Senior Vice President, Interim Chief Financial Officer (Principal Financial Officer)

/s/ Aaron Anderson
Aaron Anderson	Vice President, Chief Accounting Officer

/s/ John J. Donahoe
John J. Donahoe	Director

/s/ Jonathan Christodoro
Jonathan Christodoro	Director

/s/ David W. Dorman
David W. Dorman	Director

/s/ Gail J. McGovern
Gail J. McGovern	Director

/s/ David M. Moffett
David M. Moffett	Director

/s/ Pierre M. Omidyar
Pierre M. Omidyar	Director

/s/ Frank D. Yeary
Frank D. Yeary	Director

EXHIBIT INDEX

Exhibit Number	Description

2.1	Separation and Distribution Agreement between eBay Inc. and PayPal Holdings, Inc., dated as of June 26, 2015 (filed as Exhibit 2.1 to the Registrant’s Amendment No. 5 to the Registration Statement on Form 10 filed on June 26, 2015 and incorporated herein by reference thereto).

3.1	Form of Amended and Restated Certificate of Incorporation of PayPal Holdings, Inc. (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed on July 10, 2015 and incorporated herein by reference thereto).

3.2	Form of Amended and Restated Bylaws of PayPal Holdings, Inc. (filed as Exhibit 3.2 to the Registrant’s Amendment No. 4 to the Registration Statement on Form 10 filed on June 18, 2015 and incorporated herein by reference thereto).

4.1	Form of PayPal Holdings, Inc. 2015 Equity Incentive Award Plan (filed as Exhibit 10.9 to the Registrant’s Amendment No. 2 to the Registration Statement on Form 10 filed on May 14, 2015 and incorporated herein by reference thereto).

5.1*	Opinion of Sidley Austin LLP.

10.1	Form of Employee Matters Agreement between eBay Inc. and PayPal Holdings, Inc. (filed as Exhibit 10.4 to the Registrant’s Amendment No. 3 to the Registration Statement on Form 10 filed on June 2, 2015 and incorporated herein by reference thereto).

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Sidley Austin LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith